                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)


                                                       SIX MONTHS
                                                         ENDED
                                                        JUNE 30                     YEAR ENDED DECEMBER 31
                                                        --------    --------------------------------------------------------
                                                          2002        2001        2000        1999        1998        1997
                                                        --------    --------    --------    --------    --------    --------
Income before extraordinary item and
   accounting changes ...............................   $    214    $  1,596    $  1,902    $    744    $    450    $  1,097
Income tax expense ..................................        301       1,391       1,556         473         244       1,010
Equity in earnings of affiliates ....................       (116)       (181)       (277)       (150)        (22)        (40)
Minority interests ..................................         23          23          24          25          21          24
                                                        --------    --------    --------    --------    --------    --------
Pretax income before adjustment for minority
   interests in consolidated subsidiaries or
   income or loss from equity affiliates ............        422       2,829       3,205       1,092         693       2,091
Fixed charges (see below) ...........................        331         554         446         412         337         174
Amortization of capitalized interest ................         19          37          41          46          40          46
Distributed income in equity affiliates .............         73         198         134          77         105          58
Capitalized interest ................................        (33)        (33)        (17)         (6)        (72)        (94)
Minority interests in subsidiaries that have not
   incurred fixed charges ...........................        (23)        (23)        (22)        (25)        (21)        (24)
Preference security dividends .......................         (8)        (18)         --          --          --          --
                                                        --------    --------    --------    --------    --------    --------
Total adjusted earnings available for payment
   of fixed charges .................................   $    781    $  3,544    $  3,787    $  1,596    $  1,082    $  2,251
                                                        ========    ========    ========    ========    ========    ========

Ratio of earnings to fixed charges ..................        2.4         6.4         8.5         3.9         3.2        12.9
Fixed charges
    Interest and debt expense - borrowings ..........   $    235    $    396    $    338    $    311    $    199    $     36
    Capitalized interest ............................         33          33          17           6          72          94
    Rental expense representative of interest
       factor .......................................         55         107          91          95          66          44
    Preference security dividends ...................          8          18          --          --          --          --
                                                        --------    --------    --------    --------    --------    --------
Total fixed charges .................................   $    331    $    554    $    446    $    412    $    337    $    174
                                                        ========    ========    ========    ========    ========    ========